Exhibit 10.9

Constellation Energy Partners LLC

2009 Omnibus Incentive Compensation Plan

Grant Agreement Relating to

Notional Units with DERs - Executives

Grantee:

Grant Date: May 1, 2009

1.	Grant of Notional Units.

(a) Grant. Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), hereby grants to you [—] Notional Units (each, a “Notional Unit”) under the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is attached hereto as Appendix A and incorporated herein by reference as a part of this agreement (the “Grant Agreement”).

(b) General. Except where explicitly noted herein, in the event of any conflict between the terms of this Grant Agreement and the Plan, the Plan shall control. Capitalized terms used in this Grant Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

(c) Failure to Approve Plan. In the event the Plan is not approved by the common unitholders of the Company (an “Approval Failure”) prior to the occurrence of a particular Vesting Date or other vesting of Notional Units pursuant to this Grant Agreement, Grantee (i) shall have no right pursuant to this Grant Agreement or otherwise to receive Units in respect of the Notional Units so vested and (ii) shall be entitled to settlement of the Notional Units so vested only pursuant to Section 5. No Approval Failure shall affect the validity of this Grant Agreement and shall have no effect on this Grant Agreement other than as explicitly provided for in this Section 1(c).

2.	Conversion to Restricted Common Units.

(a) Conversion Upon Plan Approval. Upon approval of the Plan by the common unitholders of the Company, each Notional Unit and related DER shall be automatically converted into a right to receive one Restricted Unit and a tandem DER. All Notional Units and related DERs granted hereby shall become null, void and without further effect upon such conversion; provided, however, that any Distribution Credits that have accumulated pursuant to Section 4(b) in respect of such Notional Units shall remain outstanding. The Company shall promptly cause the issuance of such restricted common units (the “Restricted Units”) upon such approval of the Plan. The Restricted Units shall be evidenced in book-entry form in the name of Grantee.

(b) Vesting of Restricted Units. Except as otherwise provided in Section 2(c), each tranche of Restricted Units identified below (an “RU Tranche”) shall fully vest in Grantee and the restrictions set forth in this Section 2(b), Section 2(c), Section 2(d) and Section 2(e) shall lapse according to the following schedule of vesting dates:

RU Tranche	Percent Vesting	Vesting Date
First	20%	January 1, 2010
Second	20%	January 1, 2011
Third	20%	January 1, 2012
Fourth	20%	January 1, 2013
Fifth	20%	January 1, 2014

(c) Forfeiture.

(i) General. Subject to Section 2(c)(ii), all Restricted Units that are then unvested, as well as the related DERs and any Distribution Credits that are then unearned pursuant to Section 4(c), shall become forfeited, null and void on the date on which Grantee’s employment by the Company or its Affiliates is terminated.

(ii) Employment Agreement. Notwithstanding Section 2(c)(i) and anything to the contrary herein or in the Plan, if Grantee’s Employment Agreement (defined below) provides for a treatment of the Restricted Units, related DERs and Distribution Credits that differs from Section 2(c)(i), the terms of Grantee’s Employment Agreement shall control upon the termination of Grantee’s employment by the Company or its Affiliates. “Employment Agreement” means that certain Employment Agreement, dated as of May 1, 2009, entered into by and between the Company and Grantee, as such agreement may be amended from time to time.

(iii) Committee Discretion. The Committee may, in its discretion, waive in whole or in part any forfeiture pursuant to this Section 2(c).

(d) Transfer Restrictions. None of the Restricted Units, related DERs or Distribution Credits may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided, however, that the Restricted Units, related DERs and Distribution Credits may be transferred by Grantee without consideration to immediate family members or related family trusts, family limited partnerships or similar entities.

(e) Ownership Rights. Subject to the vesting restrictions provided in Section 2(b) and the risk of forfeiture pursuant to Section 2(c), Grantee shall have full ownership rights in respect of the Restricted Units, including the right to vote along with the other common unitholders; provided, however, that other than in respect of Section 4, the Restricted Units shall not have the right, prior to vesting pursuant to Section 2(b), to receive distributions when paid by the Company on the Units.

3.	Vesting of Notional Units Prior to Conversion.

(a) Regular Vesting. Except as otherwise provided in Section 3(b), each tranche of Notional Units identified below (a “NU Tranche”) shall vest in the following manner and according to the following schedule of vesting dates (each, a “Vesting Date”):

NU Tranche	Percent Vesting	Vesting Date
First	20%	January 1, 2010
Second	20%	January 1, 2011
Third	20%	January 1, 2012
Fourth	20%	January 1, 2013
Fifth	20%	January 1, 2014

Each NU Tranche and RU Tranche may be referred to in this Grant Agreement as a “Tranche”.

(b) Forfeiture.

(i) General. Subject to Section 3(b)(ii), all Notional Units that are then unvested and all related DERs and any accumulated Distribution Credits that are then unearned pursuant to Section 4(c) shall become forfeited, null and void on the date on which Grantee’s employment by the Company or its Affiliates is terminated.

(ii) Employment Agreement. Notwithstanding Section 3(b)(i) and anything to the contrary herein or in the Plan, if Grantee’s Employment Agreement provides for a treatment of the Notional Units, related DERs and Distribution Credits that differs from Section 3(b)(i), the terms of Grantee’s Employment Agreement shall control upon the termination of Grantee’s employment by the Company or its Affiliates.

(iii) Committee Discretion. The Committee may, in its discretion, waive in whole or in part any forfeiture pursuant to this Section 3(b).

4.	Distribution Equivalent Rights.

(a) Grant. Each Notional Unit and Restricted Unit is accompanied by a tandem Distribution Equivalent Right (each, a “DER”), which provides that when the Company makes a cash distribution with respect to a Unit, the Company will record book-entry distribution credits in the manner provided in Section 4(b) (the “Distribution Credits”).

(b) Accumulation of Distribution Credits. Until a Tranche has vested pursuant to Section 2 or 3, as applicable, the Company shall, upon payment of a cash distribution in respect of Units, record Distribution Credits in respect of such Tranche in an amount equal to (i) the number of Notional Units or Restricted Units, as the case may be, in such Tranche multiplied by the per-Unit distribution amount so paid, divided by (ii) the per-Unit Fair Market Value on the payment date of such distribution.

(c) Earning and Settlement of Distribution Credits. The Distribution Credits accumulated with respect to a Tranche of Notional Units or Restricted Units pursuant to Section 4(b) shall be earned upon the vesting of such Tranche pursuant to Section 2 or 3, as applicable. Any Distribution Credits accumulated at the time of the conversion pursuant to Section 2(a) shall be earned upon the first vesting of a Tranche of Restricted Units, as provided in Section 2(b), to follow such conversion. Upon vesting of a Tranche pursuant to Section 3 or Section 2(b) or 3, as applicable, any Distribution Credits accumulated with respect to such Tranche shall, at the discretion of the Committee, be settled in cash or Units in the following manner:

(i) For Distribution Credits to be settled in cash, the amount of such payment shall be equal to the aggregate number of earned Distribution Credits to be settled in cash multiplied by the per-Unit Fair Market Value on the date such Tranche vests pursuant to Section 2 or 3, as applicable.

(ii) For Distribution Credits to be settled in Units, the Company shall issue a number of whole Units equal the aggregate number of earned Distribution Credits to be settled in Units; provided, however, that any Distribution Credits that would have resulted in the issuance of a fractional Unit pursuant to this Section 4(c)(ii), shall instead be settled in cash in accordance with Section 4(c)(i).

5.	Cash Settlement of Notional Units Prior to Conversion.

(a) General. Notwithstanding anything to the contrary in this Grant Agreement or the Plan, if the adoption of the Plan is not approved by the common unitholders of the Company prior to the occurrence of a particular Vesting Date or other vesting pursuant to this Grant Agreement, the Tranche of Notional Units so vested and any Distribution Credits that have accumulated pursuant to Section 4(b) in respect of such Notional Units shall be settled in cash in the manner set out in Section 5(b).

(b) Manner of Settlement. Subject to the tax withholding requirements of Section 6, a Tranche of Notional Units and any Distribution Credits that have accumulated pursuant to Section 4(b) in respect of such Notional Units settled in cash pursuant to Section 5(a) shall be paid to the Grantee within 30 days of its Vesting Date or the date of such other vesting in an amount equal to the number of Notional Units to be so settled multiplied by the Fair Market Value on the Vesting Date or the date of such other vesting with respect to such Notional Units and in an amount as determined pursuant to Section 4(c)(i) with respect to such Distribution Credits.

6.	Withholding of Tax.

(a) General. The Company or any Affiliate is authorized to withhold from any payment due or transfer made pursuant to this Grant Agreement or from any compensation or other amount owing to Grantee the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to this Grant Agreement or other property) of any applicable taxes payable at the minimum statutory rate in respect of this Grant Agreement, the vesting or any payment or transfer under the Grant Agreement and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

(b) Net Units. All Units to be issued pursuant to this Grant Agreement shall be net of tax withholding, such that the tax withholding obligation of Grantee in respect of this Grant Agreement and such Units is satisfied through the retention by the Company of a number of Units equal to Grantee’s aggregate tax withholding obligation divided by the per-unit Fair Market Value for the date immediately prior to the date of such issuance of Units.

(c) Section 83(b) Election. Grantee agrees that, if he or she makes an election under Section 83(b) of the Code with regard to the Notional Units, Grantee will so notify the Company in writing within two (2) days after making such election.

7. No Rights as a Unitholder. Grantee shall not be, or have any of the rights or privileges of, a unitholder of the Company with respect to any Notional Unit, DER or Distribution Credit.

8. Limitations on Transfer. All rights under this Grant Agreement shall belong to Grantee alone and may not be transferred, assigned, pledged or hypothecated by Grantee in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment or similar process. Upon any attempt by Grantee to transfer, assign, pledge, hypothecate or otherwise dispose of such rights contrary to the provisions in this Grant Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

9. Binding Effect. This Grant Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under Grantee.

10. Rights of Grantee. Any benefits payable under Section 4(c)(i) or Section 5 shall be provided from the general assets of the Company. Grantee’s rights arising under this Grant Agreement shall not rise above those of a general creditor of the Company.

11. Entire Agreement and Amendment. This Grant Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Notional Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby made null and void and of no further force and effect.

12. Notices. Any notices given in connection with this Grant Agreement shall, if issued to Grantee, be delivered to Grantee’s current address on file with the Company, or if issued to the Company, be delivered to the Company’s principal offices.

13. Execution of Receipts and Releases. Payment of cash or issuance or transfer of Units or other property to Grantee, or to Grantee’s legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require Grantee or Grantee’s legal representatives, heirs, legatees or distributees, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall reasonably determine.

14. Reorganization of the Company. The existence of this Grant Agreement shall not affect in any way the right or power of the Company or its unitholders to make or authorize (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (b) any merger or consolidation of the Company; (c) any issue of bonds, debentures, preferred or prior preference units or securities ahead of or affecting the Notional Units or the rights thereof; (d) the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business; or (e) or any other corporate act or proceeding, whether of a similar character or otherwise.

15. Recapitalization Events. In the event that the Committee determines that any distribution (whether in the form of cash, common units, other securities or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common units or other securities of the Company, issuance of warrants or other rights to purchase common units or other securities of the Company, or other similar transaction or event affects the common units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Grant Agreement, then the Committee shall, in such manner as it may deem equitable, adjust the number and type of common units (or other securities or property) subject to the Grant Agreement hereunder or, if deemed appropriate by the Committee, make provision for a cash payment to Grantee; provided, however, that the number of common units subject to the Grant Agreement shall always be a whole number.

16. Certain Restrictions. By executing this Grant Agreement, Grantee acknowledges that he or she has received a copy of the Plan and agrees that Grantee will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities laws or any other applicable laws, rules or regulations or with this document or the terms of the Plan.

17. Amendment and Termination. No amendment or termination of this Grant Agreement that adversely affects the rights of the Grantee shall be made by the Company at any time without the prior written consent of Grantee.

18. Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement to be effective as of May 1, 2009.

Constellation Energy Partners LLC	Grantee

By:	By:

Name:	Name:

Title:	Title:

APPENDIX A

CONSTELLATION ENERGY PARTNERS LLC

2009 OMNIBUS INCENTIVE COMPENSATION PLAN

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